                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                       Southern Peru Copper Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                 [SOUTHERN PERU COPPER CORPORATION LETTERHEAD]


                                                                  March 19, 1999

Dear Common Stockholder:

     You are cordially invited to attend the annual meeting of stockholders, which will be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York on Thursday, April 29, 1999, at 2 P.M. We hope you can be with us.

     At the meeting, you will be asked to elect two directors and to approve the selection of independent accountants.

     The meeting also provides an opportunity to give you a current report on the activities of the Company and its plans and prospects for the future.

     It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date and mail the enclosed proxy. Please do so today. In Peru, you may deliver your signed proxy to our offices in Lima.

                                   Sincerely,



     Richard de J. Osborne                           Charles G. Preble
     Chairman of the Board                           President
                                                     Chief Executive Officer

              180 MAIDEN LANE, NEW YORK, N.Y. 10038 (212) 510-2000
           AVENIDA CAMINOS DEL INCA NO. 171, CHACARILLA DEL ESTANQUE,
        SANTIAGO DE SURCO, LIMA 33, PERU (511) 372-1414, EXTENSION 3301

                 [SOUTHERN PERU COPPER CORPORATION LETTERHEAD]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD APRIL 29, 1999

To the Common Stockholders:

     The annual meeting of stockholders of Southern Peru Copper Corporation will be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York on Thursday, April 29, 1999, at 2 P.M. for the following purposes:

     (1) To elect two directors of the Company by the holders of Common Stock, voting as a separate class, such directors to serve until the 2000 annual meeting.

     (2) To act upon a proposal to approve the selection by the Board of Directors of PricewaterhouseCoopers L.L.P. as independent accountants for the calendar year 1999.

     (3) To transact such other business as may properly come before the meeting.

     In addition, the holders of Class A Common Stock, voting as a separate class, will elect thirteen directors, such directors to serve until the 2000 annual meeting. The holders of Class A Common Stock will vote together with the holders of Common Stock, as a single class, upon the proposal to approve the selection of independent accountants for the calendar year 1999.

     Stockholders of record at the close of business on March 9, 1999 will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw their proxies and vote in person if they wish.

                                      By order of the Board of Directors,

                                               A. B. Kinsolving
                                               Secretary

New York, N.Y. March 19, 1999


           -----------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

                 Please mark, sign, date and return your proxy.

           -----------------------------------------------------------

                                 PROXY STATEMENT

     This proxy statement is furnished as part of the solicitation by the Board of Directors of Southern Peru Copper Corporation, 180 Maiden Lane, New York, N.Y. 10038 and Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru, of the proxies of all holders of common stock, par value $0.01 per share (the "Common Stock") entitled to vote at the annual meeting to be held on April 29, 1999 and at any adjournment thereof. This proxy statement is not soliciting proxies from holders of Class A Common Stock whose proxies are being solicited separately. This proxy statement and the enclosed form of proxy are being mailed commencing on or about March 29, 1999, to holders of Common Stock of record on March 9, 1999. Additional copies will be available at the Company's offices in Lima and other locations in Peru.

     Southern Peru Copper Corporation was reorganized into a holding company structure effective January 2, 1996, upon completion of a public offer to exchange newly-issued Common Stock for outstanding labor shares (now referred to as "investment shares") of the Company's Peruvian Branch. Effective December 31, 1998, the Company's predecessor and wholly-owned operating subsidiary, Southern Peru Limited, was merged into the Company. Throughout this proxy statement, unless the context otherwise requires, the terms "Southern Peru", "SPCC" and the "Company" refer to the present corporation as well as its predecessor.

     Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If the Company receives a signed proxy with no voting instructions given, such shares will be voted for the election of directors and approval of accountants proposals. Any proxy may be revoked at any time prior to the exercise thereof by notice from the stockholder, received in writing by the Secretary, or by written ballot voted at the meeting.

     The outstanding shares of the Company consist of Common Stock and Class A common stock, par value $0.01 per share (the "Class A Common Stock"). At the close of business on March 9, 1999, the record date for the annual meeting, the Company had outstanding 13,962,062 shares of Common Stock and 65,900,833 shares of Class A Common Stock. Each such share of Common Stock is entitled to one vote at the meeting, and each such share of Class A Common Stock is entitled to five votes, except with respect to the election of directors, as described below under "Voting Securities" or as required by law.

                                VOTING SECURITIES

     The Company's Restated Certificate of Incorporation (the "Certificate") provides for a Board of Directors composed of fifteen directors. Two directors are elected by the holders of Common Stock (the "Common Stockholders") voting as a separate class, with each share of Common Stock outstanding at the March 9, 1999 record date entitled to one vote at the annual meeting. Thirteen directors, one of whom is the President, are nominated and elected by the holders of Class A Common Stock, voting as a separate class and in accordance with the terms of an agreement (the "Stockholders' Agreement") among ASARCO Incorporated ("Asarco"), Cerro Trading Company, Inc. ("Cerro") and Phelps Dodge Overseas Capital Corporation ("Phelps Dodge"). Asarco, Cerro and Phelps Dodge are hereinafter referred to collectively as the "Class A Common Stockholders".

     In accordance with the Company's Certificate, except with respect to the election of directors or as required by law, the Common Stockholders and Class A Common Stockholders vote together as a single class. Each share of Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to five votes per share on matters submitted to the vote of stockholders voting as one class.

     The Company's By-Laws provide that the presence in person or by proxy of the Common Stockholders of record of a majority of the shares of Common Stock entitled to vote at the meeting shall constitute a quorum for the purpose of electing two directors to represent the holders of Common Stock. Abstentions, votes withheld and broker non-votes are counted for quorum purposes but are not counted either as votes cast "For" or "Against". A plurality of the votes cast by Common Stockholders is required for the election of the two Common Stock directors. The presence in person or by proxy of the holders of record of a majority of the combined outstanding shares of Common Stock and Class A Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of voting on proposals other than the election of directors. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares of Common Stock and holders of shares of Class A Common Stock entitled to vote thereon, voting as a single class, is required to approve the independent accountant proposal described in this proxy statement.

     When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to the Company's Common Stock, his proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If the Common Stockholder does not send any proxy, the shares held for his account in the Dividend Reinvestment Plan will not be voted. Shares of Common Stock owned under the Company's Savings Plan will be voted by the trustee under the plan in accordance with the instructions contained in the proxy submitted by the beneficial Common Stockholder. Any shares held by the trustee as to which it receives no voting instructions will be voted by the trustee in the same proportion as the shares for which it has received voting instructions.

                              ELECTION OF DIRECTORS

     Pursuant to a resolution of the Board of Directors adopted on February 2, 1999, two nominees are proposed for election by the Common Stockholders at the annual meeting. Ambassador Everett E. Briggs and John F. McGillicuddy are the nominees designated to be voted on by the Common Stockholders. The nominees to be voted on by the Class A Common Stockholders are Jaime Claro, William Dowd, Augustus B. Kinsolving, Francis R. McAllister, Kevin R. Morano, Richard de J. Osborne, Robert A. Pritzker, Charles B. Smith, Gerald D. Van Voorhis, Michael O. Varner, David B. Woodbury, J. Steven Whisler and Douglas C. Yearley. All of the nominees, except for Messrs. Smith and Van Voorhis, are currently serving as directors. Mr. Preble will cease to serve as a director when he retires as President of the Company on April 29, 1999, when it is anticipated he will be succeeded as President and a director by Mr. Smith, currently Executive Vice President and Chief Operating Officer of the Company. Mr. Robert J. Muth will retire as a director of the Company at the expiration of his term on April 29, 1999.

     Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the two nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee.

          NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING COMMON STOCK

     As a Common Stockholder, you will be asked to elect two directors at the annual meeting. The following two individuals have been nominated for election to the Board of Directors to represent you until the next annual meeting of stockholders.

      FOR COMMON STOCK                                                                            DIRECTOR
          DIRECTOR                                                                      AGE         SINCE
      ----------------                                                                  ---       --------
Amb. Everett E. Briggs ........    Private consultant (Latin American political and      64          1996
                                         business issues); President and Chief
                                         Executive Officer of Americas Society and
                                         Council of the Americas from October 1993
                                         until December 1998.  Ambassador Briggs
                                         was U.S. Ambassador to Portugal from 1990
                                         to 1993 and previously served as U.S.
                                         Ambassador to Honduras and Panama.

John F. McGillicuddy ..........    Director of UAL Corporation, USX Corporation,         68          1996
                                         Empire Blue Cross and Blue Shield and
                                         Young & Rubicam Inc.  From December 1991
                                         until December 1993, Mr. McGillicuddy was
                                         Chairman of the Board and Chief Executive
                                         Officer of the Chemical Banking
                                         Corporation and Chemical Bank. Mr.
                                         McGillicuddy was Chairman of the Board and
                                         Chief Executive Officer of Manufacturers
                                         Hanover Trust Company from 1979 to 1991.

      NOMINEES FOR ELECTION AS DIRECTORS REPRESENTING CLASS A COMMON STOCK

     The following thirteen individuals have been nominated for election to the Board of Directors by the Class A Common Stockholders voting in accordance with the terms of a Stockholders' Agreement in effect among them. This information is being provided to Common Stockholders for informational purposes only, as they will not be asked to vote with respect to these individuals.

             CLASS A COMMON
             STOCK DIRECTOR              AGE                   POSITION
             ---------------             ---                   --------
Richard de J. Osborne ..............      65      Chairman of the Board and Director
Kevin R. Morano ....................      45      Vice President and Director
Augustus B. Kinsolving .............      59      Secretary, General Counsel and Director
Jaime Claro ........................      63      Director
William Dowd .......................      49      Director
Francis R. McAllister ..............      56      Director
Robert A. Pritzker .................      72      Director
Charles B. Smith ...................      60      Executive Vice President and Nominee
Gerald D. Van Voorhis ..............      60      Nominee
Michael O. Varner ..................      57      Director
J. Steven Whisler ..................      44      Director
David B. Woodbury ..................      58      Director
Douglas C. Yearley .................      63      Director


     Richard de J. Osborne, Chairman of the Board and Director. Mr. Osborne has been Chairman of the Board of the Company since February 1996 and a director since 1976. He has been Chairman of the Board and Chief Executive Officer of Asarco since December 1985, also its President from 1982 until January 1998. Mr. Osborne has been a director of Asarco since 1976. He is also a director of Schering-Plough Corporation, The BFGoodrich Company, Birmingham Steel Corporation, NACCO Industries, Inc. and The Tinker Foundation Incorporated.

     Kevin R. Morano, Vice President and Director. Mr. Morano has been Vice President and a director of the Company since 1993. Mr. Morano has been Executive Vice President and Chief Financial Officer of Asarco since January 1998, and served as Vice President, Finance and Chief Financial Officer of Asarco from 1993 until January 1998. Prior to that he was general manager of Asarco's Ray Complex from 1991 to 1993. From 1989 to 1991 he served as Asarco's Treasurer. He has been a Director of Asarco since 1998.

     Augustus B. Kinsolving, Secretary, General Counsel and Director. Mr. Kinsolving has been Secretary of the Company and General Counsel since 1994 and a director since 1989. He has been a Vice President of Asarco since 1983, has served as Asarco's General Counsel since 1986 and its Secretary from 1987 to 1995.

     Jaime Claro, Director. Mr. Claro has been a director of the Company since September 1996. Mr. Claro has been an advisor to The Marmon Group since October 1997, and he is also Vice Chairman of Cia. Electro Metalurgica S.A. and Quemchi S.A., Chairman of Chilean Line Inc., and a director of Cia. Sud Americana de Vapores, S.A., Cristalerias de Chile S.A. and Navarino S.A. He was director,

President and Chief Executive Officer of Cerro Sales Corporation from prior to 1991 until June 30, 1997, and President of the Cerro Sales Division of Cerro Metal Products from June to September 1997.

     William Dowd, Director. Mr. Dowd has been a director of the Company since 1998. He has been Controller of Asarco since 1995, and was previously its Assistant Controller from 1993 to 1995.

    Francis R. McAllister, Director. Mr. McAllister has been a director of the Company since 1986 and was Vice President of the Company from 1992 to 1993. He has been President and Chief Operating Officer of Asarco since January 1998, and previously its Executive Vice President, Copper Operations from 1993 until January 1998. Prior to that he was Asarco's Executive Vice President and Chief Financial Officer from 1992 to 1993. From 1986 to 1992 he served as Vice President, Finance and Administration and Chief Financial Officer. He has been a director of Asarco since 1988. He is also a director of Cleveland-Cliffs Inc.

     Robert A. Pritzker, Director. Mr. Pritzker has been a director of the Company since 1983. He is President and Chief Executive Officer of The Marmon Corporation, and has served in that position for over five years. Mr. Pritzker is also President and Chief Executive Officer of The Marmon Group, Inc. and holds executive positions in its more than sixty autonomous member companies. He is also a director of Acxiom Corporation.

     Charles B. Smith, Nominee. Mr. Smith has been Executive Vice President and Chief Operating Officer of the Company since February 1996. From 1992 to February 1996 he was Vice President and General Manager (Operations, Peru).

     Gerald D. Van Voorhis, Nominee. Mr. Van Voorhis has been Vice President, Exploration, of Asarco since 1992.

     Michael O. Varner, Director. Mr. Varner has been a director of the Company since 1995. He has been Vice President, Environmental Operations of Asarco since October 1993. Previously, he served as General Manager of Asarco's Western Metals Division from April 1992 to September 1993 and was Director of Asarco's Technical Services Center from 1986 to March 1992.

     J. Steven Whisler, Director. Mr. Whisler has been a director of the Company since June 1995. He has been President and Chief Operating Officer of Phelps Dodge Corporation since December 1997, and previously its Senior Vice President from 1988 until December 1997. He was President of Phelps Dodge Mining Company from 1991 until September 1998. He is a director of Phelps Dodge Corporation and Burlington Northern Santa Fe Corporation.

     David B. Woodbury, Director. Mr. Woodbury has been a director of the Company since April 1996. Mr. Woodbury has been Vice President, Human Resources of Asarco since March 1993. From 1984 to March 1993, Mr. Woodbury was Vice President, Human Resources of Ferro Corporation, a specialty materials producer.

     Douglas C. Yearley, Director. Mr. Yearley has been a director of the Company since 1991. He has been Chairman of the Board and Chief Executive Officer of Phelps Dodge Corporation since 1989, and previously its President from 1991 until December 1997. Mr. Yearley is a director of Phelps Dodge Corporation, Lockheed Martin Corporation, USX Corporation, J.P. Morgan & Co. Incorporated and Morgan Guaranty Trust Company of New York.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is certain information with respect to those persons who are known by the Company to have been, as of December 31, 1998, the beneficial owners of more than five percent of the Company's outstanding Common Stock or Class A Common Stock.

                                    COMMON STOCK              CLASS A COMMON STOCK
                              -------------------------    ---------------------------
                               SHARES OF                    SHARES OF      PERCENT OF
                                COMMON      PERCENT OF       CLASS A       OUTSTANDING    PERCENT OF
                                 STOCK      OUTSTANDING    COMMON STOCK      CLASS A     OUTSTANDING     VOTING
                              BENEFICIALLY    COMMON       BENEFICIALLY      COMMON        CAPITAL     PERCENTAGE
                                 OWNED         STOCK          OWNED           STOCK         STOCK          (a)
                              ------------  -----------    ------------    -----------   -----------   ----------
ASARCO Incorporated
  180 Maiden Lane
  New York, NY 10038 ......       --            --          43,348,949        65.8%         54.3%        63.1%

CerroTrading Company, Inc.(b)
  225 West Washington Street
  Suite 1900
  Chicago, IL 60606 .......       --            --          11,378,088        17.3          14.2          16.6

Phelps Dodge Overseas
  Capital Corporation(c)
  2600 North Central Avenue
  Phoenix, AZ 85004 .......       --            --          11,173,796        16.9          14.0          16.3

The Pritzker Family
  Philanthropic Fund
  200 West Madison Street
  Chicago, IL 60606 .......    2,850,000       20.4%            --             --            3.6          0.8

----------
(a) The Company's Certificate provides that, except with respect to the election of directors or as required by law, the Common Stock and the Class A Common Stock vote together as a single class, with each share of Common Stock entitled to one vote and each share of Class A Common Stock entitled to five votes.

(b)  A subsidiary of The Marmon Corporation.

(c)  A subsidiary of Phelps Dodge Corporation.

     The Class A Common Stockholders have entered into the Stockholders' Agreement, which contemplates, among other things, a Board of Directors composed of 15 members, one of whom is the President of the Company.

     Under the terms of the Stockholders' Agreement, each Class A Common Stockholder has the right to nominate that number of 12 directors which is in proportion to the percentage of Class A Common Stock owned by it (or its affiliates) out of the aggregate Class A Common Stock then owned by all holders of Class A Common Stock (without any minimum required number of shares), rounded to the nearest whole director, with 0.5 being rounded up. If this would result in the Class A Common Stockholders, as a group, being entitled to elect a number other than 12 directors, the Stockholders' Agreement contains a formula for rounding up or rounding down as necessary to apportion the 12 directors among the Class A Common Stockholders. The Class A Common Stockholders have also agreed to nominate and vote for the President as a director.

     The Stockholders' Agreement terminates, and each share of Class A Common Stock automatically converts into one share of Common Stock (voting share for share as a single class on all matters including election of directors), if at any time the number of shares of Class A Common Stock owned by the Class A Common Stockholders (or affiliates of the Class A Common Stockholders) is less than 35% of the outstanding shares of Class A Common Stock and Common Stock of the Company. In addition, the rights and obligations of each Class A Common Stockholder under the Stockholders' Agreement terminate in the event such Class A Common Stockholder (or its affiliates) ceases to own shares of Class A Common Stock.

BENEFICIAL OWNERSHIP OF MANAGEMENT

     The information set forth below as to the shares of Common Stock of the Company beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 1998.

                                                     SOUTHERN PERU COPPER CORPORATION
                                       ----------------------------------------------------------------
                                       SHARES OF THE     ADDITIONAL
                                         COMPANY'S         SHARES
                                        COMMON STOCK       DEEMED                           PERCENT OF
                                        BENEFICIALLY    BENEFICIALLY                       OUTSTANDING
                                          OWNED(a)        OWNED(b)         TOTALS          COMMON STOCK
                                       -------------    ------------      -------          ------------
Everett E. Briggs(c)(d) ............     1,197                --            1,197               (e)
Jaime Claro(c) .....................       600                --              600               (e)
William Dowd(c) ....................     1,000                --            1,000               (e)
Augustus B. Kinsolving(f) ..........     1,071                --            1,071               (e)
Francis R. McAllister(c) ...........     3,075                --            3,075               (e)
John F. McGillicuddy(c) ............       800                --              800               (e)
Kevin R. Morano(c) .................     2,075                --            2,075               (e)
Robert J. Muth(c) ..................     1,800                --            1,800               (e)
Ronald J. O'Keefe(g) ...............     4,649            24,000           28,649               (e)
Richard de J. Osborne(h) ...........      3,254               --            3,254               (e)
Charles G. Preble(g)(i) ............     23,488           67,000           90,488               (e)
Robert A. Pritzker(j) ..............        600               --              600               (e)
David J. Thomas(g) .................      1,403            5,500            6,903               (e)
Eduardo Santistevan(g) .............      2,248           12,800           15,048               (e)
Charles B. Smith(g)(k) .............      7,228           37,800           45,028               (e)
Gerald D. Van Voorhis ..............         --               --               --               (e)
Michael O. Varner(c)(l) ............      1,338               --            1,338               (e)
J. Steven Whisler(c) ...............        800               --              800               (e)
David B. Woodbury(c) ...............      2,100               --            2,100               (e)
Douglas C. Yearley(c) ..............        800               --              800               (e)
All nominees, directors and officers
  as a group (27 individuals)(g) ...     70,452          187,900          258,352              1.9%

-------------
(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

(b) Consists of shares of Common Stock of the Company deemed beneficially owned under regulations of the Securities and Exchange Commission because such shares may be acquired within 60 days after December 31, 1998, through the exercise of options granted under the Company's Stock Incentive Plan.

(c)  See also the information below on Common Stock Equivalents.

(d) Includes 300 shares held in trust as to which Amb. Briggs and his wife share voting and investment power.

(e)  Less than 0.5%.

(f) Does not include 100 shares of the Company's Common Stock owned by Mr. Kinsolving's son as to which Mr. Kinsolving disclaims beneficial ownership.

(g) Includes restricted Common Stock awarded under the Company's Stock Incentive Plan to certain of the Company's executive officers, and still subject to restrictions, as follows: 14,690 such shares to Mr. Preble; 5,540 to Mr. Smith; 3,330 to Mr. O'Keefe; 1,065 to Mr. Santistevan; 1,000 to Mr. Thomas; and 4,055 to other executive officers.

(h) Includes 2,357 shares over which Mr. Osborne and his wife share voting and investment power.

(i) Includes 8,133 shares held in a trust as to which Mr. Preble and his wife share voting and investment power.

(j) Does not include 200 shares of the Company's Common Stock owned by Mr. Pritzker's wife as to which Mr. Pritzker disclaims beneficial ownership. In addition, trusts created for the benefit of certain lineal descendants of Nicholas J. Pritzker, deceased, may be deemed to indirectly control Cerro, the record and beneficial owner of certain shares of the Company. Mr. Robert A. Pritzker disclaims beneficial ownership of shares of the Company beneficially owned by Cerro.

(k) Includes 1,460 shares of the Company's Common stock held in the name of Mr. Smith's wife.

(l) Mr. Varner and his wife share voting and investment power over these shares.

COMMON STOCK EQUIVALENTS

     The following table sets forth the per share number of Common Stock Equivalents credited as of December 31, 1998, to the accounts of the Company's directors under the Company's Deferred Fee Plan for Directors. Under the Plan, payments are made in cash following retirement depending on the market value of the Common Stock at that time. Amounts shown reflect the number of share equivalents credited under the Plan plus dividends credited. For additional information regarding the Plan, see "Compensation of Directors" below.

                                                               DEFERRED FEE PLAN
DIRECTOR                                                   COMMON STOCK EQUIVALENTS
--------                                                   ------------------------
Everett E. Briggs .......................................             5,399
Jaime Claro .............................................             3,930
William Dowd ............................................               379
Francis R. McAllister ...................................             4,310
Kevin R. Morano .........................................             4,990
Robert J. Muth ..........................................             4,310
Michael O. Varner .......................................             2,882
J.  Steven Whisler ......................................             1,625
David B. Woodbury .......................................             3,597
Douglas C. Yearley ......................................             2,324
                                                                     ------
               Total ....................................            33,746

     In addition, in satisfaction of applicable rules of the Securities and Exchange Commission, information is set forth below as to the shares of Asarco common stock beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group. This information is stated as of December 31, 1998.

                                                                 ASARCO INCORPORATED
                                          ----------------------------------------------------
                                           SHARES OF      ADDITIONAL
                                            ASARCO'S        SHARES
                                          COMMON STOCK      DEEMED                     PERCENT
                                          BENEFICIALLY   BENEFICIALLY                     OF
                                            OWNED(a)        OWNED(b)        TOTALS      CLASS
                                          ------------   ------------       ------     -------
Everett E. Briggs ....................           __              __              __       __
Jaime Claro ..........................           __              __              __       __
William Dowd(c) ......................        5,704          24,300          30,004       (d)
Augustus B. Kinsolving(c) ............       16,545          73,300          89,845       (d)
Francis R. McAllister(c) .............       46,741         151,840         198,581       0.5%
John F. McGillicuddy .................           __              __              __       __
Kevin R. Morano(c) ...................       26,209          93,200         119,409       (d)
Robert J. Muth(c) ....................       14,752          52,614          67,366       (d)
Ronald J. O'Keefe(c) .................        3,421          11,600          15,021       (d)
Richard de J. Osborne(c)(e) ..........      151,952         399,450         551,402       1.4%
Charles G. Preble ....................           __              __              __       __
Robert A. Pritzker ...................           __              __              __       __
Eduardo Santistevan ..................           __              __              __       __
Charles B. Smith .....................           __              __              __       __
David J. Thomas ......................           __              __              __       __
Gerald D. Van Voorhis(c) .............        6,175          21,500          27,675       (d)
Michael O. Varner(c)(f) ..............        9,012          30,100          39,112       (d)
J. Steven Whisler ....................           __              __              __       __
David B. Woodbury(c) .................        6,995          25,000          31,995       (d)
Douglas C. Yearley ...................           __              __              __       __
All nominees, directors and officers
  as a group (27 individuals)(c) .....      293,159         902,554       1,195,713       3.0%

--------
(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

(b) Consists of shares of Asarco common stock deemed beneficially owned under regulations of the Securities and Exchange Commission because such shares may be acquired within 60 days after December 31, 1998, through the exercise of options granted under Asarco's stock incentive plans.

(c) Includes restricted Asarco common stock awarded under Asarco's Stock Incentive Plan to certain of the Company's officers and directors, and still subject to restrictions, as follows: 2,920 to Mr. Dowd; 7,600 to Mr. Kinsolving; 16,520 to Mr. McAllister; 13,840 to Mr. Morano; 8,800 to Mr. Muth; 440 to Mr. O'Keefe (relating to compensation by Asarco prior to his employment by the Company); 61,500 to Mr. Osborne; 3,020 to Mr. Van Voorhis; 3,930 to Mr. Varner; 3,690 to Mr. Woodbury and 2,260 to other officers of the Company.

(d)  Less than .5%.

(e) Includes 5,027 shares of Asarco Common Stock over which Mr. Osborne and his wife share voting and investment power.

(f) Includes 2,185 shares of Asarco common stock over which Mr. Varner and his wife share voting and investment power.


COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

  COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company furnished the following report on compensation of executive officers in 1998. For fiscal year 1998, the members of the Compensation Committee were Messrs. Kevin R. Morano, Richard de J. Osborne, Robert A. Pritzker and Douglas C. Yearley. The Committee met three times in 1998.

     During 1998, the Compensation Committee considered and made recommendations to the Board of Directors with respect to the base salaries of the Company's executive officers, other than those executive officers who are also officers of, and compensated by, Asarco.

     The 1998 target levels for the base salaries of the executive officers were determined with the assistance of an independent compensation consulting organization which established target compensation levels for each position based on competitive data and the responsibilities and value of each executive position. The Compensation Committee considered compensation information from other companies in the mining and metals industry and comparably sized and both larger and smaller companies in other industries. The Compensation Committee then considered individual and corporate performance in establishing salary levels within a competitive range.

     The Compensation Committee set base salaries at levels intended to be competitive with the Company's industry peers. The Committee also considered the Company's performance relative to its industry peers. In this regard, the Company's success in meeting transactional, operational and financial objectives was taken into consideration. In 1998, for executive officers other than Mr. Preble, base salaries were increased by an average of approximately 4.9%. In 1998, Mr. Preble was awarded a salary increase of 8.4% in recognition of his performance, which exceeded expectations.

     The Compensation Committee also considered the cash incentive compensation to be paid to each of the Company's executive officers with respect to 1998 performance. Annual cash incentive payments to key salaried employees of the Company are determined by the Compensation Committee under the Southern Peru Copper Corporation Incentive Compensation Plan. A target level of annual incentive compensation is established for each eligible employee based on the level of responsibility attached to such employee's position. For executive officers these targets are set at competitive median levels. The officers' levels of responsibility are determined by the Compensation Committee after review of substantially equivalent positions among the Company's peers.

     Under the Incentive Compensation Plan, awards to employees are increased or decreased from a predetermined target level, based upon performance measured at two levels: individual and Company-wide. The Company's performance in 1998 was evaluated against certain objectives previously established by the Board of Directors. Among such objectives were: the completion of certain transactions; the achievement of certain production, expense and profit goals and the completion of certain financial transactions. The Compensation Committee also took note of the Company's environmental and safety performance in 1998 and programs to improve environmental and safety performance. The degree to which the Company met its objectives was expressed as a corporate performance rating determined by the Company's Board of Directors with the recommendation of its Compensation Committee.

     The Compensation Committee and the Board of Directors determined that the Company had achieved a 1998 corporate performance rating of 60% and concluded that annual cash incentive payments should be made to each of the Company's executive officers, other than those executive officers who are compensated by Asarco, adjusted to reflect the Committee's assessment of each officer's individual performance. Awards were reduced by the Peruvian government-mandated workers' profit sharing payments. The Committee and the Board considered that Mr. Preble's performance continued to exceed expectations and merited an increased individual award adjustment of 40%.

     At its meeting in February 1999 the Committee determined that it would be in the best interests of the Company for Mr. Preble to be entitled to an office and certain executive-level services following his retirement. The Committee approved a one-year consulting agreement under which Mr. Preble will provide consulting services to the Company for a daily consulting fee of $2,000 with an annual minimum of 25 consulting days of service.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the Company may not deduct, with certain exceptions, compensation in excess of $1 million to the Chief Executive Officer and the four other highest paid executive officers as required to be reported in the Company's proxy statement. The Compensation Committee does not believe that
Section 162(m) will have any immediate material impact on the Company because, among other things, the principal taxing jurisdiction is Peru. The Compensation Committee will, however, continue to monitor the Company's executive compensation programs to ensure their effectiveness and efficiency in light of the Company's needs, including Section 162(m).

                                             Kevin R. Morano
                                             Richard de J. Osborne
                                             Robert A. Pritzker
                                             Douglas C. Yearley

STOCK INCENTIVE PLAN COMMITTEE

     The Stock Incentive Plan Committee of the Board of Directors of the Company administers the Company's Stock Incentive Plan. The members of the Committee are Amb. Everett E. Briggs and Mr. John F. McGillicuddy. The Committee met once in 1998.

     The Committee selects officers and other employees for participation and decides upon the timing, pricing and amount of awards and benefits granted under the Stock Incentive Plan. The members of the Stock Incentive Plan Committee are non-employee directors who satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     Long-term incentive compensation awarded in 1998 consisted of awards of restricted stock and/or stock options and was designed to link the interests of executive officers and selected employees with those of stockholders by providing an incentive to manage the business of the Company as an owner with an equity stake. Awards in 1998 were to selected officers and employees, and were made within long-term incentive targets based upon analyses by the Company's compensation consultant and consideration of each executive's and employee's performance. In the case of the Chief Executive Officer, the Committee also considered his performance and responsibility in directing the Company's performance.

                                            Everett E. Briggs
                                            John F. McGillicuddy

EXECUTIVE COMPENSATION

     Set forth below is certain information concerning the compensation for services in all capacities to the Company for fiscal years 1998, 1997 and 1996 of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                         -----------------------
                                      ANNUAL COMPENSATION                             SECURITIES
                         ----------------------------------------------  RESTRICTED   UNDERLYING
       NAME AND                                         OTHER ANNUAL        STOCK       OPTIONS        ALL OTHER
  PRINCIPAL POSITION     YEAR    SALARY      BONUS     COMPENSATION(a)    AWARDS(b)    (SHARES)    COMPENSATION(c)
  ------------------     ----    ------      -----     ---------------   ----------   ----------   ---------------
Charles G. Preble ...    1998   $392,637   $147,100        $117,956       $40,681       25,000          $97,111
  President and Chief    1997    362,940    232,200         115,854        97,500       23,000          138,276
  Executive Officer      1996    336,933    196,812         131,029        89,950       19,000          151,877

Charles B. Smith ....    1998    311,050     85,300         139,339        15,049       14,500           75,333
  Executive Vice         1997    298,700    122,700         100,078        37,375       13,000          110,991
  President              1996    288,583    119,609          85,534        32,050       10,300          115,674

Ronald J. O'Keefe ...    1998    240,351     53,900         153,237        10,187        7,200           59,231
  Executive Vice         1997    230,724     78,700         151,225        21,125        8,000           94,452
  President              1996    220,004     77,682         114,562        26,503        8,800           88,856

Eduardo Santistevan..    1998    191,950     38,200         117,301         3,037        4,500           50,126
  Vice President         1997    184,967     47,200         102,881         7,313        4,500           75,587
                         1996    175,893     38,996          77,420         6,827        3,800           75,006

David J. Thomas(d)...    1998    179,667     41,800          87,071           510        5,500           24,073
  Vice President         1997     34,514         __          13,766            __           __            4,319
                         1996         __         __              __            __           __               __

---------------
(a) Other Annual Compensation consists mainly of Company-sponsored programs that relate to the geographic distance of the Company's operations from countries from which employees are recruited, and address the Company's need to recruit and retain certain qualified employees in those employment positions in Peru in which their services are needed by the Company. The Company also sponsors programs to recruit and retain qualified Peruvian employees. During 1998, the expatriates' programs included: a foreign service premium, a program reimbursing travel costs for the employee and his family to travel back to their home country, an education assistance program and a program awarding a housing allowance to employees residing in Lima. Compensation amounts exceeding 25% of a named officer's total Other Annual Compensation in 1998 were as follows: Charles G. Preble, a $92,474 foreign service premium; Charles B. Smith, a $71,090 foreign service premium and a $49,000 housing allowance; Ronald J. O'Keefe, a $77,813 foreign service premium and a $40,800 housing allowance; Eduardo Santistevan, a $43,625 foreign service premium and a $49,000 housing allowance and David J. Thomas, a $71,721 foreign service premium. Mr. Santistevan is the brother-in-law of Mr. Preble.

(b) Dollar values of restricted stock awards are shown as of the date of grant. The number and dollar value of restricted stock holdings owned at December 31, 1998, and still subject to restrictions are as follows: Mr. Preble, 14,960/$137,913; Mr. Smith, 5,540/$51,072; Mr. O'Keefe, 3,330/$30,699; Mr.
     Santistevan, 1,065/$9,818; and Mr. Thomas, 1,000/$9,219. Restrictions on such shares lapse in equal installments over five years beginning on the first grant-date anniversary. Cash dividends paid on shares of restricted stock are not subject to restrictions.

(c) Amounts shown for 1998 for all named officers include matching contributions by the Company under the Company's Savings Plan and its Compensation Deferral Plan. The Savings Plan is a 401(k) plan available generally to United States and expatriate salaried employees. The Compensation Deferral Plan is a non-qualified deferred compensation plan that allows eligible employees to defer that portion of their salary that could have been deferred under the Savings Plan but for limitations imposed by the Internal Revenue Code, and to defer all or part of their eligible incentive compensation, as provided in the Plan. Salary deferrals are eligible for a Company matching contribution under the Plan. Compensation deferred and amounts contributed by the Company may be withdrawn subject to certain restrictions and penalties. Deferrals of incentive compensation are not eligible for a Company matching contribution. Additional components of All Other Compensation are as follows. Each of these programs is mandated by Peruvian law.

         Workers' Participation. Under applicable Peruvian law, each worker in Peru, including the named executive officers working in Peru, receives a workers' participation in pre-tax earnings of the Peruvian Branch of the Company. Under this program, Messrs. Preble, Smith, O'Keefe, Santistevan and Thomas received $5,300, $4,643, $3,873, $3,169 and $2,579, respectively, with respect to 1998.

         Private Pension System (AFP). Pursuant to the requirements of the Peruvian private pension fund system (AFP), funds were paid to Messrs. Preble, Smith, O'Keefe and Santistevan in amounts of $50,763, $34,035, $23,935 and $22,974, respectively, in 1998.

         Severance Benefit. Peruvian law requires one month of regular income each year to be accrued for severance benefits for each employee (whether Peruvian or expatriate) working in Peru. Peruvian law requires a deposit of one-twelfth of an employee's annual salary, vacation return and service award bonus, as applicable, in a bank account of the employee's choosing each year. The money accrues interest until the employee terminates employment, at which time the employee is eligible to receive the funds. Under this program, severance benefits were deposited on behalf of Messrs. Preble, Smith, O'Keefe, Santistevan and Thomas in amounts of $41,047, $36,655, $31,424, $23,983 and $21,494, respectively, in 1998.

(d) Mr. Thomas commenced service with the Company in July 1997, after having previously been employed by the Company from 1977 to 1987.

OPTION GRANTS, EXERCISES, AND FISCAL YEAR-END VALUES

     Set forth below is further information on grants of stock options under the Company's Stock Incentive Plan for the period January 1, 1998 to December 31, 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             GRANT
                                              INDIVIDUAL GRANTS                              VALUE
                        -------------------------------------------------------------     ----------
                                         % OF TOTAL
                        NUMBER OF         OPTIONS
                          SHARES         GRANTED TO
                        UNDERLYING       EMPLOYEES         EXERCISE                       GRANT-DATE
                         OPTIONS             IN             OR BASE        EXPIRATION       PRESENT
      NAME              GRANTED(1)      FISCAL YEAR       PRICE $/sh          DATE         VALUE(2)
------------------      ----------      -----------       ----------       ----------     ----------
Charles G. Preble         25,000           30.8%            $12.78           2/2/08         $78,925

Charles B. Smith          14,500           17.9%            $12.78           2/2/08          45,777

Ronald J. O'Keefe          7,200            8.9%            $12.78           2/2/08          22,730

Eduardo Santistevan        4,500            5.5%            $12.78           2/2/08          14,207

David J. Thomas            5,500            6.8%            $12.78           2/2/08          17,364

-----------
(1) The options were awarded under the Company's Stock Incentive Plan. The option price per share equals the fair market value of the Company's Common Stock on the date of grant. The options provide for limited rights exercisable upon the occurrence of specified events that may materially affect the value of the Company's Common Stock and are designated as such by the Committee that administers the Plan, including a tender or exchange offer for shares of the Company's Common Stock, the replacement of a majority of the Board as a result of a proxy contest, a merger or reorganization of the Company, or a liquidation or dissolution of the Company. If an exercise event occurs, the holder is entitled to receive the cash value of the options at the highest market value that the shares traded over a period of sixty days preceding the event or, in the event of the consummation of a tender offer, the tender offer price, in each case, less the exercise price.

(2) Based on the Black-Scholes option pricing model, a widely recognized method of valuing options. The following assumptions were used in determining the value of the options using the model: expected volatility of 29.5% based on the volatility of the Common Stock as traded on the New York Stock Exchange from the start of trading on January 5, 1996 to February 3, 1998; an annual dividend rate of $0.45 per share based upon the ten year average dividend rate paid per share; a risk free rate of return of 5.4% based on the yield of the five year U.S. treasury notes as of the grant date; and exercise of the option five years after the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Company's Stock Incentive Plan which cannot be sold.

     All outstanding options were exercisable at December 31, 1998, and as of that date, unexercised options were held as follows: Mr. Preble, 67,000; Mr. Smith, 37,800; Mr. O'Keefe, 24,000; Mr. Santistevan, 12,800 and Mr. Thomas, 5,500. No options were exercised during 1998 and no outstanding options were "in the money" at December 31, 1998.

RETIREMENT PLANS

     The following table shows the estimated amount of annual retirement income payable to employees for life, commencing at normal retirement at age 65 in 1999 under the Company's qualified noncontributory defined benefit Retirement Benefits Plan (the "Retirement Plan"), covering substantially all salaried employees in the United States and all expatriate employees in Peru, together with certain employees of subsidiaries, and a supplemental retirement plan (the "Supplemental Plan"). Benefits are calculated using an average of the highest consecutive 60 months of the last 120 months of compensation received, minus a Social Security offset. The Company's funding policy is to contribute amounts to the Retirement Plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plus such additional amounts as may be determined to be appropriate from time to time. The Supplemental Plan is a non-qualified supplemental retirement plan under which any benefits not payable from Retirement Plan assets by reason of the limitations imposed by the Internal Revenue Code are paid from the Company's general corporate funds. The figures below reflect a straight life annuity benefit assuming normal retirement at age 65 and are subject to Social Security offsets assuming Social Security benefit levels as in effect on January 1, 1999.

                               PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                      -------------------------------------------------------------------------------
  REMUNERATION           15          20          25          30          35          40          45
-----------------     -------     -------     -------     -------     -------     -------     -------
$125,000 ........    $ 25,150    $ 33,533    $ 41,916    $ 50,299    $ 58,682    $ 67,066    $ 75,449
 150,000 ........      30,775      41,033      51,291      61,549      71,807      82,066      92,324
 175,000 ........      36,400      48,533      60,666      72,799      84,932      97,066     109,199
 200,000 ........      42,025      56,033      70,041      84,049      98,057     112,066     126,074
 225,000 ........      47,650      63,533      79,416      95,299     111,182     127,066     142,949
 250,000 ........      53,275      71,033      88,791     106,549     124,307     142,066     159,824
 275,000 ........      58,900      78,533      98,166     117,799     137,432     157,066     176,699
 300,000 ........      64,525      86,033     107,541     129,049     150,557     172,066     193,574
 325,000 ........      70,150      93,533     116,916     140,299     163,682     187,066     210,449
 350,000 ........      75,775     101,033     126,291     151,549     176,807     202,066     227,324
 375,000 ........      81,400     108,533     135,666     162,799     189,932     217,066     244,199
 400,000 ........      87,025     116,033     145,041     174,049     203,057     232,066     261,074
 425,000 ........      92,650     123,533     154,416     185,299     216,182     247,066     277,949
 450,000 ........      98,275     131,033     163,791     196,549     229,307     262,066     294,824
 475,000 ........     103,900     138,533     173,166     207,799     242,432     277,066     311,699
 500,000 ........     109,525     146,033     182,541     219,049     255,557     292,066     328,574
 525,000 ........     115,150     153,533     191,916     230,299     268,682     307,066     345,449
 550,000 ........     120,775     161,033     201,291     241,549     281,807     322,066     362,324
 575,000 ........     126,400     168,533     210,666     252,799     294,932     337,066     379,199
 600,000 ........     132,025     176,033     220,041     264,049     308,057     352,066     396,074
 700,000 ........     154,525     206,033     257,541     309,049     360,557     412,066     463,574
 800,000 ........     177,025     236,033     295,041     354,049     413,057     472,066     531,074

     As of January 31, 1999, the following officers had completed the number of years of service indicated: Charles G. Preble, 42 years; Charles B. Smith, 6 years; Ronald J. O'Keefe, 38 years; Eduardo

Santistevan, 15 years and David J. Thomas, 11 years. The amounts of covered compensation of such persons for calendar year 1998 were: Charles G. Preble, $624,837; Charles B. Smith, $433,750; Ronald J. O'Keefe, $319,051; Eduardo Santistevan, $239,150; David J. Thomas, $179,667, and consisted of basic salary and bonuses in the year received. Mr. Preble's and Mr. O'Keefe's benefits are offset by the accrued vested benefits payable to them under the Retirement Benefit Plan for Salaried Employees of Asarco for the periods of June 11, 1956 through June 30, 1979, and January 27, 1960 through March 31, 1995, respectively, for which Asarco will pay the accrued benefits up to the time of initiation of coverage by SPCC, without duplication of benefits. Mr. Santistevan's benefits are offset by 13 years of accrued vested benefits of $31,724 (reflecting a straight life annuity benefit assuming normal retirement at age 65) payable to him under the Company's nonqualified noncontributory defined benefit Retirement Plan and Trust for Selected Employees (the "Offshore Pension Plan"). Under the Offshore Pension Plan, selected non-U.S.-citizen expatriate salaried employees in Peru accrued benefits calculated as 1.5% of the employee's final salary rate multiplied by the number of years of the employee's credited service. The benefits are not subject to any offset for Peruvian governmental benefits. Effective January 1, 1997, covered employees under the Offshore Pension Plan ceased to accrue benefits under the Offshore Pension Plan and began to participate in and accrue benefits under the Retirement Plan.

SEVERANCE BENEFIT

     As described in Note (c) to the Summary Compensation Table above, the Company provides severance benefits as required by Peruvian law.

EMPLOYMENT AGREEMENTS

     Pursuant to Peruvian laws concerning expatriate employees, the five named executive officers have entered into employment agreements. These contracts generally are for terms of three years and may be extended for additional periods. Pursuant to Peruvian law, those expatriate employees whose spouses and/or children are Peruvian citizens have agreements for unlimited terms. Of the four such named executive officers, Messrs. Preble and Santistevan have agreements with unlimited terms. In accordance with the terms of the contracts, the Company agrees to provide expatriate employees with benefits as required by Peruvian law. The contracts provide that the Company may dismiss expatriate employees for certain serious offenses. In other instances of termination, the Company is required to provide 90 days' notice of termination. Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Under the contracts, employees may resign at any time by providing the Company with 30 days' notice.

     Mr. R. J. O'Keefe resigned as Chief Financial Officer on February 2, 1999, and will resign as Executive Vice President effective April 30, 1999. Under the terms of his existing employment agreement, he will continue to serve as a non-executive employee of the Company at his current base salary level for a period of three years from April 30, 1999, and will receive pension and other benefits applicable to U.S.-based employees.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock against the cumulative total return on the S&P Composite 500 Stock Index and the S&P Metals Miscellaneous Group Index for the three-year period ending December 31, 1998. The Company's Common Stock commenced trading on the New York Stock Exchange on January 5, 1996. The chart below analyzes the total return on SPCC's Common Stock for the period commencing January 5, 1996 and ending December 31, 1998, compared to the total return of the S&P 500 and the S&P Metals Miscellaneous Group for the three-year period commencing December 31, 1995 and ending December 31, 1998. In 1996, SPCC's stock declined 0.9% compared to positive returns of 23.0% for the S&P 500 and 2.0% for the S&P Metals Miscellaneous Group. In 1997, SPCC's stock declined 1.7% compared to a positive return of 33.4% for the S&P 500 and a negative return of 32.8% for the S&P Metals Miscellaneous Group. In 1998, SPCC's stock provided a negative return of 26.5% compared to a positive return of 28.6% for the S&P 500 and a negative return of 28.1% for the S&P Metals Miscellaneous Group.

                COMPARISON OF THREE YEAR CUMULATIVE TOTAL RETURN*
              SPCC, S&P METALS MISC. GROUP INDEX & S&P 500 INDEX**

                              COMP OF THREE YEAR

                         "SPCC"       "S&P 500"        "S&P METAL"

              1995        100          100              100

              1996        99.06        122.96           102.03

              1997        97.42        163.98           68.58

              1998        82.56        173.82           53.49



* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

** ASSUMES $100 INVESTED ON 01/05/96 IN SPCC COMMON STOCK, AND ON 12/31/95 IN
   THE S&P METALS GROUP INDEX & S&P 500 INDEX

CERTAIN TRANSACTIONS

     Asarco provides various support services to the Company. In 1998, these activities were principally related to accounting, legal, tax, treasury, price risk assessment and hedging and administrative support services. Asarco is reimbursed for these support services. The total amount paid by the Company to Asarco for such services in 1998 was $1.0 million.

     The Class A Common Stockholders and/or their affiliates purchase copper products from the Company from time to time at prices determined on an arm's-length basis by reference to the LME market price for copper at such time. Management believes these transactions to be on terms as favorable as could be obtained from unaffiliated parties. The Company expects that its policy of determining prices for related party transactions on an arm's-length basis by reference to the LME market price for copper at the time of any such transaction will be continued. Sales of copper to the Class A Common Stockholders amounted to $18.7 million in 1998.

     Asarco purchased copper products from the Company during 1998 in the amount of $14.6 million. Richard de J. Osborne, Francis R. McAllister, Kevin R. Morano, Augustus B. Kinsolving, William Dowd, Robert J. Muth, Gerald D. Van Voorhis, Michael O. Varner and David B. Woodbury are executive officers of Asarco. Each is a director or director-nominee of the Company.

     Phelps Dodge Refining Corporation, an affiliate of Phelps Dodge and Phelps Dodge Corporation, purchased copper products from the Company in the amount of $4.1 million in 1998. Douglas C. Yearley is Chairman of the Board and Chief Executive Officer of Phelps Dodge Corporation. J. Steven Whisler is President and Chief Operating Officer of Phelps Dodge Corporation. Messrs. Yearley and Whisler are directors of the Company.

     During 1998, the Company purchased steel castings at an aggregate price of $23,041 from Cia. Electro Metalurgica S.A. ("Electro"). In addition, the Company contracted an aggregate of approximately $11.5 million for shipping services to and from Peru by Cia. Sud Americana de Vapores, S.A. ("CSAV"), and a subsidiary company. CSAV is a company indirectly controlled by Quemchi, S.A. Mr. Jaime Claro is Vice Chairman of Electro and Quemchi, S.A., and his direct and indirect family interests in both companies exceed 10%. Mr. Claro is also Chairman of Chilean Line Inc., which is the agent for and is owned by CSAV.

     The Company believes that the foregoing transactions were entered into on arm's-length bases on terms as favorable as could be obtained from other third parties. It is anticipated that in the future the Company will enter into similar transactions with the same parties.

ADDITIONAL INFORMATION

     The functions of the Compensation Committee, composed of Messrs. Kevin R. Morano, Richard de J. Osborne, Robert A. Pritzker and Douglas C. Yearley, include making recommendations to the Board with respect to election of and title changes for all corporate executive officers.

     The Nominating Committee, composed of Messrs. Richard de J. Osborne, Robert
A. Pritzker, Douglas C. Yearley, John F. McGillicuddy and Amb. Everett E. Briggs, did not meet in 1998. The Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations, tenure policy and committee assignments for directors representing the Common Stockholders. The Committee considers recommendations for nominees to the Board of Directors from all sources. Recommendations for nominees to represent the Common Stockholders should be sent in writing to the Secretary of the Company. Common Stockholders are entitled to elect two directors, voting as a separate class. The Company's By-Laws define notice procedures to be followed by Common Stockholders seeking to nominate directors for election. Under the By-Laws, a Common Stockholder seeking to nominate a director for election by Common Stockholders must give written notice to the Secretary of the Company at least 90 days in advance of the anniversary date of the immediately preceding annual meeting, or within 10 days of the giving of notice of a special meeting. The notice must provide specific biographical data with respect to each nominee, including such information as is required to be included in the Company's proxy statement, and a representation by the Common Stockholder that he or she is a holder of record entitled to vote at the meeting and that he or she intends to appear in person or by proxy to make the nomination. Nominations for the Company's 2000 annual meeting of stockholders must be received by January 31, 2000.

     The Board of Directors met four times in 1998, with 100% attendance by Messrs. Briggs and McGillicuddy, the two directors representing holders of Common Stock. Of the 13 directors representing Class A Common Stock, all of the directors standing for reelection by the holders of Class A Common Stock attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, with the exception of Mr. Pritzker, who attended 14% of such meetings. There were no meetings of the Executive Committee during 1998, which acted only by unanimous written consent during the year.

COMPENSATION OF DIRECTORS

     During 1998 directors who were not compensated as employees of the Company were paid a basic fee of $15,000 plus $1,000 for attendance at each meeting of the Company's Board or of any Committee of the Board. The Company has a Directors' Stock Award Plan pursuant to which directors who are not compensated as employees of the Company are entitled to an award of 200 shares of Common Stock upon election to the Board and 200 additional shares of Common Stock following each annual meeting of stockholders thereafter.

     Under the Deferred Fee Plan for Directors, a director may elect to defer payment of 50% or 100% of the compensation payable to such director for Board and Committee service for the calendar year for which deferral is elected. Deferred amounts will be credited to a cash subaccount, a company common stock subaccount or a combination thereof. Compensation deferred to the cash subaccount will earn interest based on U.S. Treasury debt obligations with a 10-year maturity. Compensation deferred to the stock subaccount will be credited as whole shares of Common Stock based on the stock's fair market value on the date of such credit. Dividends and fractional share amounts will be aggregated until at least one share of Common Stock may be credited at the then fair market value. Payments will be made in cash in a lump sum upon retirement or other termination of services as a director or in up to ten annual installments commencing January 15 of the calendar year following normal retirement, or the 15th day of the 13th month following the date of any other termination of service. The Plan permits early withdrawal or further deferral of participant accounts, subject to financial hardship, prior notice or penalty requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Richard de J. Osborne, Kevin R. Morano and Douglas C. Yearley served on the Compensation Committee of the Board of Directors during 1998. Messrs. Osborne and Morano were compensated by Asarco, and Mr. Yearly was compensated by Phelps Dodge, and they received no compensation from the Company during 1998 for services other than as directors. During 1998, Jaime Claro attended meetings of the Compensation Committee as an alternate in the absence of Robert A. Pritzker. Mr. Claro received no compensation from the Company during 1998 for services other than as a director. See "Certain Transactions" above for information regarding related transactions concerning these directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on Company records and other information, the Company believes that all filing requirements of the Securities and Exchange Commission applicable to its executive officers and Directors were complied with for 1998 except that Mr. Frank R. Tweddle, Vice President, filed one late report covering one transaction.

                PROPOSAL TO APPROVE THE SELECTION OF ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers L.L.P. to serve as independent accountants for the Company for the calendar year 1999, subject to approval of the stockholders. The Board of Directors recommends that the stockholders approve the selection of PricewaterhouseCoopers L.L.P. at the annual meeting. PricewaterhouseCoopers L.L.P. and its predecessors have served as the Company's accountants continuously since 1962. PricewaterhouseCoopers L.L.P. has advised the Company that neither the firm nor any of its members has any direct or material indirect financial interest in the Company or its subsidiaries.

     The Audit Committee consists of Amb. Everett E. Briggs and Mr. John F. McGillicuddy. Three meetings were held in 1998. The functions of the Committee include recommending the engagement of independent accountants, reviewing the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Committee also reviews the Company's policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

     A representative of PricewaterhouseCoopers L.L.P. will be present at the stockholders' meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

                            PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Company's 2000 annual meeting of stockholders must be received by the Company at either of its principal executive offices (180 Maiden Lane, New York, N.Y. 10038 or Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33) by November 30, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy.

                                OTHER INFORMATION

     The Company is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy are authorized to and will vote said proxy in accordance with their judgment on such matters.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. Georgeson & Company Inc. has been employed to solicit proxies by mail, telephone or personal solicitation for fees to be paid by the Company of $12,000, plus reasonable out-of-pocket expenses. A number of regular employees of the Company, without additional compensation, may solicit proxies personally or by mail or telephone.

                                        SOUTHERN PERU COPPER CORPORATION

                                        A.B. Kinsolving, Secretary

New York, N.Y. March 19, 1999

                              SOUTHERN PERU COPPER CORPORATION

                                            PROXY

 PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE
                               HELD APRIL 29, 1999

         The undersigned hereby appoints CHARLES G. PREBLE, KEVIN R. MORANO and AUGUSTUS B. KINSOLVING, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Peru Copper Corporation, to be held in the Ricker Auditorium, 180 Maiden Lane, New York, New York at 2 P.M., on Thursday, April 29, 1999, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

         Holders of Common Stock, voting as a separate class, are entitled to elect two directors at the meeting. Please refer to the Proxy Statement for details.

         PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF A SIGNED PROXY IS RETURNED TO THE COMPANY WITH NO VOTING INSTRUCTIONS GIVEN, SUCH SHARES WILL BE VOTED FOR BOTH NOMINEES FOR ELECTION AS DIRECTORS AND FOR PROPOSAL NO. 2.

(Continued on the other side.)

                                            SOUTHERN PERU COPPER CORPORATION
                                            P.O. Box 11179
                                            New York, N.Y. 10203-0179

DIRECTORS OF SPCC RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2.

1. Election of Directors

FOR both nominees listed below     / /

WITHHOLD AUTHORITY to vote for both nominees listed below      / /

*EXCEPTION      / /

Common Stock Director Nominees: Everett E. Briggs and John F. McGillicuddy (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR EITHER INDIVIDUAL NOMINEE, MARK THE "EXCEPTION" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exception:
           ---------------------------------------------------------------------

2. Selection of PricewaterhouseCoopers L.L.P. as independent accountants for 1999.

              FOR                  AGAINST                    ABSTAIN
              / /                    / /                        / /

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.


                             ADDRESS CHANGE/COMMENTS

If you have noted either an Address Change or made Comments on the reverse side of this card, mark here. / /

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Dated:                                      , 1999
      --------------------------------------

--------------------------------------------------
                   Signature

--------------------------------------------------
                   Signature

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.              /X/